Exhibit 99

          FOR IMMEDIATE RELEASE:

          SOUTHBURY, CONNECTICUT, August 19, 1994 -- Amdura Corporation (NYSE:ADU) today announced that Judge John L. Kane, Jr. of the United States District Court for the District of Colorado has indicated that he will enter an order continuing until Tuesday, August 23, 1994, his stay of the implementation of the District Court's order reversing the September 1991 Bankruptcy Court order that confirmed Amdura's bankruptcy reorganization plan. Judge Kane has further scheduled oral argument for Tuesday, August 23, 1994, on Amdura's motion to extend the stay until September 9, 1994, during which time Amdura would attempt to establish procedures through the Bankruptcy Court to evaluate certain class action claims. The class action claims arise out of a case originally filed in January 1990, prior to Amdura's filing of a voluntary petition for bankruptcy under Chapter 11 of the Bankruptcy Code. The case purported to have been brought on behalf of a class of persons who purchased Amdura's pre-bankruptcy preferred or common stock during certain pre-petition periods, and alleged claims under the Securities Exchange Act of 1934 to the effect that Amdura's public business and financial disclosures were materially false or misleading during those periods.

          Amdura Corporation, headquartered in Southbury, Connecticut, operates primarily through The Crosby Group, Inc. and The Harris Waste Management Group, Inc. Crosby, headquartered in Tulsa, Oklahoma, designs and manufactures lifting equipment, hardware and accessories for use in energy, construction, manufacturing, marine and transportation applications. Harris, headquartered in Peachtree City, Georgia, is engaged in manufacturing and marketing equipment for plastic, paper and ferrous and non-ferrous scrap metal processing, as well as waste recycling and solid waste disposal.

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          FOR FURTHER INFORMATION, CONTACT:

          C. David Bushley - Amdura Corporation
          phone: (203) 262-0570

          Ann Hance - Abernathy MacGregor Scanlon
          phone: (212) 371-5999